EXHIBIT 99.3

CONSENT SOLICITATION STATEMENT

WERNER HOLDING CO. (DE), INC.

Solicitation of Consents to Indenture Amendments

10% Senior Subordinated Notes due 2007

($135,000,000 principal amount outstanding)

Consent Payments: $15.00 per $1,000.00 principal amount of Notes

     Werner Holding Co. (DE), Inc., a Delaware corporation (referred to herein as the “Company”), is soliciting (the “Solicitation”) the consents (the “Consents”) of Holders (as defined below) as of May 16, 2003 (the “Record Date”) of the outstanding $135.0 million aggregate principal amount of its 10% Senior Subordinated Notes due 2007 (the “Notes”), to certain amendments (the “Proposed Amendments”) to the Indenture, dated as of November 24, 1997, among the Company, the Guarantors named therein and The Bank of New York (as successor to IBJ Schroder Bank and Trust Company), as trustee (the “Trustee”), governing the Notes (the “Indenture”) necessary to approve the recapitalization of the Company and certain arrangements in connection therewith, as further described herein (the “Recapitalization Transaction”). The term “Record Holder” means each person shown on the records of the registrar as a holder at 5:00 p.m., New York City time, on the Record Date.

     The purpose of the Proposed Amendments is to modify certain restrictive covenants contained in the Indenture in order to permit (i) the payment of a dividend necessary to fund, among other things, a repurchase of capital stock pursuant to the Recapitalization Transaction and (ii) the payment of fees to certain affiliates of the Company and a “transaction bonus” in respect of the Recapitalization Transaction to certain officers and employees (collectively, the “Affiliate Payments”).

     The Solicitation is being made upon the terms and is subject to the conditions set forth in this Consent Solicitation Statement and in the accompanying consent form (the “Consent Form”). Adoption of the Proposed Amendments requires the consent of Record Holders of a majority in principal amount of the outstanding Notes (the “Requisite Consents”). Concurrently with the consummation of the Recapitalization Transaction, the Company will make consent payments (the “Consent Payments”) of $15.00 cash per each $1,000.00 principal amount of Notes to Holders (as defined herein) who have properly furnished, and not revoked, their Consents on or prior to the Expiration Date (as defined herein), provided that (i) the Requisite Consents are received and (ii) there is no existing or proposed law or regulation which would, and there is no injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin or delay the implementation of the Proposed Amendments or the payment of any Consent Payments or question the legality or validity of any thereof.

     THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 28, 2003, UNLESS EXTENDED BY THE COMPANY (SUCH DATE AND TIME AS IT MAY BE EXTENDED BY THE COMPANY, SHALL BE REFERRED TO AS THE “EXPIRATION DATE”). REGARDLESS OF WHETHER THE REQUISITE CONSENTS HAVE BEEN RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON MAY 28, 2003, THE ORIGINAL EXPIRATION DATE, THE COMPANY MAY, IN ITS SOLE DISCRETION, TERMINATE THE SOLICITATION OR EXTEND THE SOLICITATION FOR A SPECIFIED PERIOD OR ON A DAILY BASIS.

     Consents may be revoked by Holders at any time on or prior to the receipt of the Requisite Consents by the Tabulation Agent (as defined herein) (such time being referred to herein as the “Consent Achievement Time”). Any notice of revocation received after receipt of the Requisite Consents by the Tabulation Agent will not be effective, even if received prior to the Expiration Date. See, “The Solicitation – Revocation of Consents.” Promptly following the Consent Achievement Time, the Company and the Trustee will execute a supplemental indenture (the “First Supplemental Indenture”), and the Proposed Amendments will become effective. Once the Proposed Amendments become effective, each present and future holder of the Notes will be bound by the Proposed Amendments, whether or not such holder delivered a Consent. The Proposed Amendments do not permit the Affiliate Payments unless the Consent Payments are paid concurrently.

     This Consent is being solicited for the Recapitalization Transaction being consummated and other good and valuable consideration, the sufficiency of which is hereby acknowledged. The Holders will receive no other consideration for granting any Consent solicited hereby. See, “The Solicitation.”

The Solicitation Agents for the Solicitation (the “Solicitation Agents”) are:

JPMorgan Citigroup

Consent Solicitation Statement dated May 16, 2003

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). Such reports and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission’s Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10007. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission’s Internet web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Company and are hereby incorporated by reference in this Consent Solicitation Statement:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Commission on March 31, 2003.

2. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, as filed with the Commission on May 5, 2003.

3. The Company’s Current Report on Form 8-K, as filed with the Commission on May 8, 2003.

4. All other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act with the Commission prior to the expiration, termination or consummation of the Solicitation.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial Holder of Notes, to whom this Consent Solicitation Statement is delivered, upon request. Copies of this Consent Solicitation Statement, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Consent Solicitation Statement will also be provided without charge to each such person, upon request.

     Requests should be directed to the Company’s information agent, MacKenzie Partners, Inc. (the “Information Agent”), at:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Telephone: (800) 322-2885
Facsimile: (212) 929-0308

     This Consent Solicitation Statement and the documents incorporated by reference herein contain certain forward-looking statements which include, among other things, discussions of Werner’s (as defined below) business and results of operations, position in its industries, future operations, liquidity and capital resources. These forward-looking statements are based upon estimates and assumptions made by management of Werner that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such statements and estimates. No assurance can be given that any of such statements or estimates will be realized and it is likely that actual results will differ materially from those contemplated by such forward-looking statements.

     No person has been authorized to give any information or make any representations other than those contained in this Consent Solicitation Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Solicitation Agents, the Information Agent or the Tabulation Agent (as defined herein). The Solicitation is not being made to, and no Consents are being solicited from, the Holders of Notes in any jurisdiction in which it is unlawful to make such solicitation or grant such Consents. The delivery of this Consent Solicitation Statement at any time does not imply that the information herein is correct as of any subsequent date.

     The information provided in this Consent Solicitation Statement is based upon information provided solely by the Company. The Solicitation Agents have not independently verified and do not make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.

     The information presented in this Consent Solicitation Statement relates to (i) Werner Holding Co. (PA), Inc., a Pennsylvania corporation (“Holding (PA)”), (ii) Holding (PA)’s wholly-owned subsidiary, the Company, and (iii) the Company’s wholly-owned subsidiary, Werner Co., a Pennsylvania corporation (“Werner Co.”). Holding (PA) has no substantial operations or assets other than its investment in the Company, and the Company has no substantial operations or assets other than its investments in its subsidiaries, including Werner Co. As used herein and except as the context otherwise may require, references to “Werner” mean Holding (PA), the Company, Werner Co. and all of their consolidated subsidiaries.

ii

SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the summary financial and statistical data and financial statements appearing elsewhere in or incorporated by reference into this Consent Solicitation Statement. Capitalized terms used herein and not defined herein have the meanings assigned to such terms in the Indenture.

The Company

Overview

     Werner Holding Co. (PA), Inc., incorporated in 1945, and the Company, incorporated in 1988, are the holding companies of Werner Co., a corporation engaged in the manufacture and sale of climbing products and aluminum extruded products. According to management’s estimates, Werner is the nation’s largest manufacturer and marketer of ladders and other climbing products. Werner’s climbing products include aluminum, fiberglass and wood ladders, scaffolding, stages and planks. The Werner brand name has over a 50-year history, and Werner is the most recognized name by both professional and consumer end-users of climbing products. In addition to climbing products, Werner manufactures and sells aluminum extruded products and more complex fabricated components to a number of industries, including the automotive, electronics, and architectural and construction industries.

Description of the Business

     Werner operates in two business segments, Climbing Products and Extruded Products.

Climbing Products

     Werner manufactures approximately 1,100 stock keeping units of fiberglass, aluminum, and wood climbing products and accessories primarily under the Werner brand and selectively under the Keller and Stanley brands. Werner produces five principal categories of climbing equipment: (i) single and twin stepladders; (ii) extension, fixed, and multipurpose ladders; (iii) attic ladders; (iv) stages, planks, work platforms, and scaffolds; and (v) assorted ladder accessories. The majority of Werner’s climbing products sales are of either aluminum or fiberglass ladders. Through its development of proprietary aluminum extrusion and fiberglass pultrusion technology, and its broad sales and distribution system, Werner is a leader in the climbing products industry. Werner’s sales and marketing network is directed by an experienced in-house sales team of national and regional sales managers. Werner’s climbing products are sold directly and through approximately 50 independent, commissioned manufacturer’s representative organizations, which sell to three major distribution channels: (i) home improvement and other retail, (ii) hardware and (iii) professional. Werner’s sales organization is further supported by field merchandisers who assist customers with product merchandising, point-of-purchase signage and sales techniques.

Extruded Products

     Werner is also a manufacturer of lineal extruded products and highly-engineered fabricated parts. The Company targets extruded products customers who require special metallurgy, tight tolerances, unusual shapes, painting, finishing and fabrication requirements. Werner has implemented sophisticated quality systems, and has been awarded ISO-9002 and QS-9000 certifications by Underwriters Laboratories. Werner sells aluminum extrusions to customers in the automotive, electronics, architectural and construction industries who use them in a broad range of products including garage door openers, bicycle frames, pneumatic cylinders, material handling systems, electrical connectors, curtain walls and office partitions. Werner’s extruded products sales organization is supplemented by approximately seven independent manufacturer’s representative organizations. Werner operates on a “make-to-order” basis with most extruded products customers.

The 1997 Recapitalization

     On October 8, 1997, Holding (PA) entered into a recapitalization agreement, which was amended and restated on October 27, 1997 (the “1997 Recapitalization Agreement”) with certain affiliates of Investcorp S.A. (“Investcorp”) and certain other international investors organized by Investcorp (such affiliates and investors are collectively referred to as the “Investcorp Investors”). Pursuant to the 1997 Recapitalization Agreement on November 24, 1997 (the “1997 Recapitalization Closing Date”), Holding (PA) amended and restated its Articles of Incorporation pursuant to which all of Holding (PA)’s issued and outstanding capital stock was reclassified. On the 1997 Recapitalization Closing Date, Holding (PA) then redeemed certain shares of the reclassified stock (representing approximately 85% of the then outstanding shares of Holding (PA)) for cash totaling in the aggregate approximately $330.7 million and the right to receive upon certain conditions, an additional, one-time, lump sum payment. In addition, on the 1997 Recapitalization Closing Date, Holding (PA) sold to the Investcorp Investors shares of the newly created Classes of Common Stock of Holding (PA) for approximately $122.7 million (the “Cash Equity Investment”). The foregoing transactions are collectively referred to herein as the “1997 Recapitalization.” As a result of the 1997 Recapitalization, the pre-1997 Recapitalization shareholders own approximately one-third of the outstanding voting equity of Holding (PA), and the Investcorp Investors own approximately two-thirds of the outstanding voting equity of Holding (PA). Financing for the 1997 Recapitalization, together with the repayment of certain existing indebtedness of Werner was funded by (i) the Cash Equity Investment, (ii) the offering of $135.0 million principal of the Notes and (iii) $186.5 million of borrowings under a $320.0 million secured senior credit facility with a syndicate of banks and financial institutions which included two term loans, a revolving credit loan and a receivables line of credit. In May 1998, Werner refinanced the outstanding amounts borrowed under the receivables line of credit with proceeds from a sale of its accounts receivable under a five-year receivables purchase agreement which provides a maximum availability of $50 million. Upon such refinancing, the former receivables line of credit was terminated.

The 2003 Recapitalization Transaction

     The proposed Recapitalization Transaction (as defined herein) consists of the following:

•	sale of $65,000,000 of newly issued Series A Participating Convertible Preferred Stock of Holding (PA) (the “Series A Preferred Stock”) to an affiliate of Leonard Green & Partners, L.P. (collectively, with Leonard Green & Partners, L.P., “Leonard Green”), such that, immediately after the consummation of the transactions described herein, Leonard Green will own approximately 22.2% of the outstanding common stock of Holding (PA) (on a fully-diluted basis, assuming conversion of such preferred stock), which ownership percentage may increase to approximately 30% over time with accretion of the liquidation preference on the preferred stock, with the remaining capital stock of Holding (PA) to be held by the Investcorp Investors, certain management of the Company, members of the Werner and Solot families, and existing shareholders of Holding (PA);

•	payment of a dividend by the Company to Holding (PA) in an amount approximately equal to $85,000,000;

•	redemption by Holding (PA) of shares of its common stock and payments to management in connection with option cancellations in the aggregate amount of $150,000,000;

•	refinancing and replacement of the Company’s existing credit facilities, in an aggregate principal amount of approximately $185,000,000, under the Credit Agreement, dated as of November 24, 1997, as amended, with a new senior secured credit facility with aggregate commitments thereunder of $230,000,000, consisting of (1) a $60,000,000 revolving credit facility (the “Revolving Credit Facility”) and (2) a $170,000,000 term loan (the “Term Loan,” and together with the Revolving Credit Facility, the “New Credit Facilities”), with JPMorgan Chase Bank, as Administrative Agent, and Citibank Global Markets Inc., as Syndication Agent;

•	renewal of the receivables purchase agreement, dated as of May 29, 1998, among Werner Funding Corporation, Werner Co., Market Street Funding Corporation and PNC Bank, National Association (the “Receivables Purchase Agreement”), and additional drawings of $20,000,000 thereunder;

•	payment of fees and expenses relating to the Recapitalization Transaction of approximately $17,500,000 (including, among others, Consent Payments to the Holders to be made in connection herewith and payments (i) to Investcorp of $1,000,000 for credit refinance advisory services, (ii) to Leonard Green of $2,500,000 as an equity commitment fee and (iii) to officers and employees of the Company and Werner Co. of $1,725,000, in the aggregate, as a “transaction bonus” upon consummation of the Recapitalization Transaction); and

•	obtaining the consents required from the Holders of the Notes in connection with the Recapitalization Transaction described herein.

     References herein to the “Recapitalization Transaction” include the financings described above and all other transactions related thereto.

Sources and Uses

     The following table sets forth the estimated sources and uses of funds for the Recapitalization Transaction as if the transaction had closed on March 31, 2003:

(Dollars in millions)	Amount		Amount

Sources of funds:		Uses of funds:

Cash	$23.9	Share redemption[2]	$150.0

Revolving Credit Facility[1]	4.0	Refinance existing term loans	115.4

Term Loan	170.0	Fees and expenses[3]	17.5

Additional borrowings under

Receivables Purchase Agreement	20.0

Issuance of Series A Preferred Stock	65.0

Total	$282.9	Total	$282.9

[1] Revolving Credit Facility provides for up to $60.0 million of borrowings.

[2] Redemption of common stock of Holding (PA) to be funded by the issuance by Holding (PA) of $65.0 million of Series A Preferred Stock and an $85.0 million dividend by the Company to Holding (PA).

[3] Includes $1.725 million in aggregate “transaction bonuses” for certain officers and employees of the Company and Werner Co. in connection with the Recapitalization Transaction, certain fees to Investcorp and Leonard Green, and other fees and expenses.

The Proposed Amendments

     The Proposed Amendments to the Indenture would (i) permit the Company to pay a dividend to Holding (PA) in connection with the Recapitalization Transaction in an amount approximately equal to $85,000,000 (including approximately $40,000,000 currently estimated by the Company to be permitted to be paid under Section 4.04(a)(3) of the Indenture (the “Restricted Payments Basket”)) to fund, in part, a redemption by Holding (PA) of its outstanding common stock and payments to Holding (PA)’s management in connection with option cancellations, in an aggregate amount of $150,000,000, (ii) permit the Company to make payments (a) to Leonard Green of up to $1 million annually for fees relating to management, consulting and advisory services performed by Leonard Green on behalf of the Company following consummation of the Recapitalization Transaction, plus reimbursement of related out-of-pocket expenses incurred in connection with performing those services, (b) to Investcorp of $1,000,000 (a one-time payment) for credit refinance advisory services upon consummation of the Recapitalization Transaction, (c) to Leonard Green of $2,500,000 (a one-time payment) as an equity commitment fee upon consummation of the Recapitalization Transaction and (d) to officers and employees of the Company and Werner Co. of $1,725,000, in the aggregate, as a “transaction bonus” upon consummation of the Recapitalization Transaction, (iii) exclude the payments contemplated in clauses (i) and (ii), above, from being characterized as “Restricted Payments” under the Indenture and (iv) reset the amount of Restricted Payment capacity available under the Restricted Payments Basket to $0 following the Recapitalization Transaction, except for permitted exceptions. The Proposed Amendments, pursuant to their terms, do not permit the Affiliate Payments referred to in clauses (i) and (ii) unless the Consent Payments are paid concurrently. The Proposed Amendments, which are included in a mark-up of the relevant Indenture provisions attached hereto as Exhibit A, are required because of restrictions contained in Section 4.04 (Restricted Payments) and Section 4.07 (Transactions with Affiliates) of the Indenture. Sections 4.04 and 4.07 of the Indenture are set forth in Exhibit A hereto.

     All statements contained herein regarding the substance of the Indenture or the Proposed Amendments are qualified in their entirety by reference to the Indenture and the mark-up of the relevant Indenture provisions attached hereto as Exhibit A.

Risk Factors

     In making a determination as to whether to consent to the Proposed Amendments, each Holder should carefully consider all of the matters described herein, as well as the documents incorporated herein. There can be no assurance that any of the anticipated benefits to the Holders or the Company will be realized. Further, the Holders will not benefit from the payment of the dividend to Holding (PA).

Control of Werner

     Prior to the Recapitalization Transaction, the Investcorp Investors and certain members of the Werner and Solot families (such family members, the “Family Shareholders”) own approximately 95.8% of the voting capital stock of and control Holding (PA). Following the Recapitalization Transaction, the Investcorp Investors, the Family Shareholders and Leonard Green will own approximately 50.6%, 24.0%, and 22.2%, of the outstanding shares of voting capital stock of Holding (PA), respectively (assuming conversion of the Series A Preferred Stock), with Leonard Green’s percentage increasing over the three years after closing to 30.1%. The Board of Directors of Holding (PA) will consist of nine members initially, consisting of not less than four designated by the Investcorp Investors, two designated by the Family Shareholders and two designated by Leonard Green, with the ninth director being Holding (PA)’s Chief Executive Officer. Upon the third anniversary of the closing date of the Recapitalization Transaction, provided Leonard Green retains at least half of its equity investment in Holding (PA), it will have the right to designate a third member to the Board of Directors of Holding (PA), bringing the total at such time to ten directors. Under certain limited circumstances that involve the Company not redeeming shares of Series A Preferred Stock when such shares are entitled to be redeemed, Leonard Green, acting together with any other holders of the Series A Preferred Stock, would be entitled to elect a majority of the Board of Directors until such time as the shares are redeemed as required. In addition, Leonard Green’s designees on the Board will have the right to approve certain material transactions, including the refinancing of material indebtedness (including the Notes), merger and consolidation transactions, or sales of substantially all of Werner’s assets. See, “The Recapitalization Transactions—New Shareholder Agreement.” As a result, Leonard Green will have significant influence over the operations of Holding (PA) and its subsidiaries.

Increased Leverage; Debt Service Obligations; Liquidity

     In connection with the Recapitalization Transaction, the Company will increase its leverage, both through the incurrence of additional indebtedness and through the payment of a dividend to Holding (PA) to fund, in part, a redemption of Holding (PA) capital stock. After giving effect to the Recapitalization Transaction, the Company’s indebtedness and drawings under the Receivables Purchase Agreement will be approximately $355 million, of which approximately $220 million will constitute senior indebtedness under the Indenture or otherwise be effectively senior to the Notes. The Company will also have available for borrowing, on a pro forma basis as of March 31, 2003, $56 million under the New Credit Facilities. Due to seasonal working capital needs, the Company expects such availability to be less than $35 million as of the closing of the Recapitalization Transaction.

     The following chart shows the level of the Company’s indebtedness and certain other information on a pro forma basis at March 31, 2003, after giving effect to the Recapitalization Transaction as if it had occurred on March 31, 2003:

	As of March 31, 2003

(Dollars in millions)	Actual	As Adjusted

Cash	$28.9	$5.0

Long-term debt (including current maturities):

Borrowings under Receivables Purchase Agreement	$20.0	$40.0

Revolving Credit Facility[1]	0.0	4.0

Existing revolving credit facility	0.0	0.0

Term Loan	0.0	170.0

Existing term loans	115.4	0.0

Other indebtedness	6.3	6.3

Total senior indebtedness[2]	141.7	220.3

Notes	135.0	135.0

Total indebtedness[2]	276.7	355.3

Total shareholders’ deficit	(99.8)	(200.2)

Total capitalization	$176.9	$155.1

[1] Based on debt balances at March 31, 2003; actual borrowings under the Revolving Credit Facility are expected to be seasonably higher at closing of the Recapitalization Transaction.

[2] Amounts drawn under the Receivables Purchase Agreement are not indebtedness but are included in this presentation because such amounts are effectively senior to the Notes.

     The increase in the leverage of the Company could have important consequences to Holders of the Notes, including the following: (i) the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be decreased; (ii) a greater portion of the Company’s cash flow from operations will be required to be dedicated to the payment of interest on the Notes, the New Credit Facilities (as defined below) and the Company’s other existing indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company will be substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (iv) the Company may be unable to adjust rapidly to changing market conditions; and (v) the Company’s increased degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business. In addition, the greater degree of leverage could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a change of control.

Fraudulent Transfer and Preference Considerations

     To the extent that payments to the Holders for the Solicitation were deemed to be a fraudulent conveyance, there is a risk that such Consent Payments would be voided and that consenting Holders would be ordered by a court to turn over to the Company, or to a fund for the benefit of the creditors of the Company or to judgment creditors of the Company, as the case may be, some or all of the portion of the consideration paid to Holders for their Consents. Separate and apart from any fraudulent conveyance challenge, any payments made to Holders as consideration for their Consents also may be subject to challenge as a preference if such payments (a) are made within 90 days prior to a bankruptcy filing by the Company, (b) are made when the Company is insolvent and (c) permit the Holders to receive more than they otherwise might receive in a liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by the Company as debtor in possession or by the trustee in bankruptcy, and Holders would be restored to their previous position as Holders of Notes.

Terms of the Solicitation

The Solicitation	The Company is soliciting Consents of Holders to the Proposed Amendments to the Indenture. The Proposed Amendments are included in a mark-up of the relevant sections of the Indenture, set forth as Exhibit A hereto.

The Consent Payments	Concurrently with the consummation of the Recapitalization Transaction, the Company will make cash payments of $15.00 for each $1,000.00 principal amount of the Notes for which a Consent Form has been properly furnished, and not revoked, on or prior to the Expiration Date, provided that (i) the Requisite Consents have been received by the Company on or before such date and (ii) there is no existing or proposed law or regulation which would, and there is no injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin or delay the implementation of the Proposed Amendments or the payment of any Consent Payments or question the legality or validity of any thereof. Consent Payments will be made by wire transfer to The Depositary Trust Company (“DTC”) and will be distributed therefrom to each person designated in the Consent Forms approving the Proposed Amendments. Interest will not accrue on or be payable with respect to any Consent Payments.

Expiration Date	5:00 p.m., New York City time, on May 28, 2003, unless the Solicitation is extended by the Company, in which case the term “Expiration Date” means the latest date and time to which the Solicitation is extended. The Company may terminate the Solicitation or may extend the Solicitation for a specified period or on a daily basis, regardless of whether the Requisite Consents have been obtained.

Consent Achievement Time	The time of receipt of Requisite Consents by the Tabulation Agent. The Consent Achievement Time may occur on or prior to the Expiration Date. The Proposed Amendments will become effective upon the Consent Achievement Time, and the First Supplemental Indenture implementing the Proposed Amendments will be executed and delivered by the Company and the Trustee promptly thereafter. The Proposed Amendments, pursuant to their terms, do not permit the Affiliate Payments unless the Consent Payments are paid concurrently.

How to Consent	A Holder desiring to consent to the Proposed Amendments should either (i) complete and sign the Consent Form, or a facsimile thereof, have the signature thereon (and on any proxy delivered therewith) guaranteed if required by the Consent Form and mail, fax or otherwise deliver the Consent Form, or such facsimile to the Tabulation Agent at its address set forth on the back cover hereof or (ii) request the Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the Consent on its behalf. Any beneficial owner of Notes who is not a Holder of such Notes must arrange with the person who is the Holder or such Holder’s assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner.

Consents Forms must be delivered to the Tabulation Agent prior to the Expiration Date. Only registered owners of Notes as of the Record Date or their duly designated proxies, including, for the purposes of this Solicitation, DTC Participants, are eligible to consent to the Proposed Amendments and receive the Consent Payments. See, “The Solicitation—How To Consent.”

Holders	The term “Holder” means (i) any Record Holder or (ii) any other person who has obtained a proxy substantially in the form attached to the Consent Form which authorizes such other person (or person claiming title by or through such other person) to vote Notes on behalf of such Record Holder. For purposes of the Solicitation, the Company anticipates that DTC, as nominee Holder of the Notes, will execute an omnibus proxy in favor of the DTC Participants, which will authorize each DTC Participant to vote the Notes owned by it and held in DTC’s name. Accordingly, for purposes of the Solicitation, the term “Holder” shall be deemed to include such DTC Participants.

Special Procedures for Beneficial Holders	Any beneficial holder whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to consent should contact such Holder promptly and instruct such Holder to consent on its behalf. If such beneficial holder wishes to consent on its own behalf, such beneficial holder must obtain a proxy from the Record Holder authorizing the beneficial holder to vote Notes on behalf of such Record Holder. See, “The Solicitation—How to Consent.”

Consequences to Non-Consenting Holders	If the Requisite Consents are obtained, the First Supplemental Indenture will be executed, implementing the Proposed Amendments, and non-consenting Holders will be bound by the Proposed Amendments but will not receive the Consent Payments.

Withdrawal Rights and Revocation	Consents with respect to the Proposed Amendments may be revoked by the Holders at any time prior to the Consent Achievement Time, but may not be revoked thereafter. Any Holder who revokes a Consent prior to the Consent Achievement Time will not receive a Consent Payment, unless such Consent is redelivered and received by the Tabulation Agent and accepted by the Company on or prior to the Expiration Date. See, “The Solicitation—Revocation of Consents.”

Certain Tax Considerations	For a discussion of certain U.S. federal income tax consequences of the Solicitation to beneficial owners of Notes, see “Certain United States Federal Income Tax Consequences.”

Solicitation Agents	The Company has retained J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as its co-Solicitation Agents in connection with the Solicitation.

Information Agent	The Company has retained MacKenzie Partners, Inc. as its Information Agent in connection with the Solicitation.

Tabulation Agent	The Company has retained The Bank of New York as its Tabulation Agent in connection with the Solicitation (the “Tabulation Agent”).

THE RECAPITALIZATION TRANSACTION

The Recapitalization Agreement

     On May 7, 2003, Holding (PA) entered into a Recapitalization and Stock Purchase Agreement (the “Recapitalization Agreement”) with Green Equity Investors III, L.P. (“GEI”), an affiliate of Leonard Green, and certain shareholders of Holding (PA). As described in greater detail below, the Recapitalization Agreement contemplates that at closing, Leonard Green will invest $65.0 million in Holding (PA) in exchange for 65,000 shares of Series A Preferred Stock, and Holding (PA) would use the proceeds from the sale, together with a dividend to be paid to it by the Company in the amount of $85.0 million, to (1) redeem 39.66% of its outstanding shares of capital stock at a redemption price of $4,929.66 per share and (2) make payments to the holders of options to purchase Holding (PA)’s common stock in consideration for the cancellation of their options, in an aggregate amount, under clauses (1) and (2) above, of $150.0 million. The Company will fund the payment of the dividend described above with proceeds from the New Credit Facilities, increased drawing under the Receivables Purchase Agreement and existing cash.

     In order to enable the redemption to occur, the Recapitalization Agreement contemplates that immediately prior to the completion of the Recapitalization Transaction, Holding (PA) will amend and restate its charter in order to reclassify each outstanding share of capital stock into approximately (1) 0.3966 shares of a new class of redeemable common stock and (2) 0.6034 shares of common stock that will be identical to the share of stock held by such shareholder immediately prior to the Recapitalization Transaction. For example, for a shareholder holding 100 shares of Class C Common Stock prior to the Recapitalization Transaction, that shareholder would (a) receive approximately 39.66 shares of redeemable common stock and (b) retain 60.34 shares of Class C Common Stock, and at the closing would have the 39.66 shares of redeemable common stock redeemed for cash for $4,929.66 per share, or for a total redemption price of $195,510.32.

     A more detailed summary of the Recapitalization Transaction follows. The Recapitalization Agreement, together with Exhibit C thereto, which defines the rights, preferences and privileges of the Series A Preferred Stock, is filed as an exhibit to the Current Report on Form 8-K filed by the Company on May 8, 2003 and is incorporated by reference herein.

The New Credit Facilities

     As part of the Recapitalization Transaction, it is currently contemplated that the Company will enter into a new $230.0 million credit facility consisting of (1) a $60.0 million Revolving Credit Facility and (2) a $170.0 million Term Loan, with JPMorgan Chase Bank, as Administrative Agent, and Citibank Global Markets Inc., as Syndication Agent. The Company will use a portion of the proceeds to repay in full its existing credit facility, which will thereafter terminate, and will dividend approximately $85.0 million to Holding (PA) in order to enable Holding (PA) to redeem capital stock, as described above, make payments in connection with option cancellations and to pay for other expenses of the transactions.

     The New Credit Facilities will mature in May 2007 in the event the Notes are not refinanced or extended by May 2007. Otherwise, if the Notes are refinanced or extended by May 2007, the maturity date will be the earlier of (i) six months prior to the new maturity date of the Notes and (ii) (A) for the Revolving Credit Facility, five years after the Closing Date and (B) for the Term Loan, December 31, 2009.

     The Company will be the borrower under the New Credit Facilities, and the Company’s obligations will be guaranteed by Holding (PA) and certain of the Company’s direct and indirect domestic subsidiaries. In addition, the New Credit Facilities will be secured by (i) substantially all assets of the Company and certain of its domestic subsidiaries and (ii) 100% of the capital stock of those domestic subsidiaries.

Terms of the Series A Preferred Stock

Ranking and Liquidation Preference

     The $65.0 million of Series A Preferred Stock to be issued to Leonard Green at closing will, with respect to dividends and as to distributions upon the liquidation, winding-up and dissolution of Holding (PA), rank senior to all outstanding classes of common stock of Holding (PA). Each share will have an initial liquidation preference of $1,000 (the “Initial Liquidation Preference”) and the holders thereof will be entitled to receive dividends thereon at an annual rate equal to 14%, payable quarterly, from the date the Series A Preferred Stock is first issued (the “Issue Date”) until December 31, 2008. The dividends may be paid in cash or at the election of Holding (PA) in lieu of cash by increasing the liquidation preference by the amount of unpaid dividends (such initial liquidation preference of $1,000, plus any accrued but unpaid dividends, is referred to as the “Liquidation Preference”).

Dividends

     In addition to the 14% cash dividends referred to above, which, if unpaid will be added to the Liquidation Preference, if dividends are paid on any class of Holding (PA)’s common stock after the Issue Date that exceed certain thresholds, the holders of Series A Preferred Stock would be entitled to participate in those dividends on an as-converted basis.

Conversion into Common Stock

     Leonard Green will be able to convert the Series A Preferred Stock into Class F Common Stock of Holding (PA), at any time or from time to time, at a conversion rate equal to $1,000 divided by $4,929.66 (such multiple, the “Conversion Rate”). The Conversion Rate will increase by 14% per year, compounded quarterly from the Issue Date through the third anniversary of the Issue Date. Therefore, over time (but in any event not beyond the third anniversary of the Issue Date), each share of Series A Preferred Stock will be convertible into a greater number of shares of Class F Common Stock.

Mandatory Redemption

     Upon a Change of Control (as defined below), the sale of all or substantially all the assets of Holding (PA), or the occurrence of a Qualified IPO (as defined below), or, if on or after

January 1, 2007 and prior to December 31, 2008, any or all holders of Series A Preferred Stock elect to have their shares redeemed, in whole or in part, and notify Holding (PA) of such election (an “Elective Put,” and with a Change of Control and a Qualified IPO, each, a “Put Event”), each holder of Series A Preferred Stock will have the right to require Holding (PA) to redeem, in accordance with the procedures applicable to such Put Event, in whole or in part such holder’s shares, pursuant to an offer (a “Put Offer”) at the following prices:

(a) if the event giving rising to the redemption right occurs prior to the first anniversary of the Issue Date, the redemption price will be 130.8% of the Initial Liquidation Preference; and

(b) if the event giving rising to the redemption right occurs on or after the first anniversary of the Issue Date, at a redemption price equal to the percentages of the Liquidation Preference set forth below, together with an amount in cash equal to any participating dividends through the date of redemption:

Year	Percentage

2004	112%

2005	110%

2006	108%

2007 and thereafter	106%

     Upon a Put Event resulting from a Change of Control, the redemption date will be a date specified by Holding (PA), but in any event no later than 60 days after the occurrence of the Change of Control. Upon a Put Event resulting from a Qualified IPO, the redemption date will be the date of consummation of the Qualified IPO. Upon a Put Event resulting from an Elective Put, the redemption date will be a date specified by Holding (PA), but in any event no later than 180 days after Holding (PA)’s receipt of notice of the Elective Put, but not earlier than June 30, 2007.

     In essence, a “Change of Control” will occur if (A) prior to the initial public offering of Holding (PA)’s common stock, Investcorp, its affiliates and the persons who held Holding (PA)’s common stock immediately prior to the Recapitalization Transaction (the “Initial Control Group”) cease to own, directly or indirectly, more than 50% of the total voting power of Holding (PA) or a majority of Holding (PA)’s common stock, or (B) following the initial public offering of Holding (PA)’s common stock, any person other than members of the Initial Control Group acquires or has the right to acquire, directly or indirectly, more than 30% of the total voting power of Holding (PA) and the Initial Control Group ceases to hold, directly or indirectly, at least the same total voting power acquired or capable of being acquired by such person and does not have the right or ability to elect a majority of Holding (PA)’s Board of Directors.

     A “Qualified IPO” is essentially an offering to the public of at least $125 million of Holding (PA)’s common stock, above a certain price per share, after which Holding (PA)’s common stock is listed on the New York Stock Exchange or the American Stock Exchange or traded on Nasdaq.

Mandatory Conversion

     If the holders of Series A Preferred Stock do not require Holding (PA) to redeem their shares in connection with a Qualified IPO, then all such shares that are not redeemed will mandatorily convert into shares of Holding (PA)’s common stock on the effective date of the Qualified IPO.

Voting Rights

     The holders of Series A Preferred Stock will be entitled to vote on all matters which the holders of common stock of Holding (PA) are entitled to vote, and will be accorded such number of votes per share of Series A Preferred Stock as the number of common shares then issuable upon such share’s conversion.

     If (i) upon the occurrence of a Change of Control or a Qualified IPO, Holding (PA) fails either to (1) make a Put Offer as and when required to each of the holders of Series A Preferred Stock or (2) redeem any shares of Series A Preferred Stock as and when required to redeem such shares in accordance with such Put Offer, or (ii) in connection with the exercise of an Elective Put, on or after June 30, 2007, Holding (PA) has failed or fails either to (1) make a Put Offer as and when required to each of the holders of Series A Preferred Stock or (2) redeem any shares of Series A Preferred Stock as and when required to redeem such shares in accordance with such Put Offer (any such event, a “Put Non-Compliance Event”), the holders of the Series A Preferred Stock will be entitled to appoint additional members to Holding (PA)’s Board of Directors so that directors designated by the holders of Series A Preferred Stock constitute a majority of Holding (PA)’s Board of Directors. This right to appoint a majority of the members of the Board of Directors will continue in effect until such time as the Put Non-Compliance Event is remedied, cured or waived by a majority of the holders of the Series A Preferred Stock.

     As long as any shares of Series A Preferred Stock remain outstanding, Holding (PA) will not amend its charter so as to affect adversely the special rights, powers, preferences, privileges or voting rights of the Series A Preferred Stock without the consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock. In addition, as long as at least 10% of the shares of Series A Preferred Stock remain outstanding, without the approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, Holding (PA) will not:

•	issue any class or series of preferred stock that is senior to or on a parity with the Series A Preferred Stock; or

•	engage in any merger, consolidation, reorganization, recapitalization or sale of all or substantially all of the assets of Holding (PA); provided, however, that Holding (PA) may engage in such a transaction if (A) a majority of the directors, excluding any directors designated by Leonard Green, approves such transaction, (B) Holding (PA) offers to redeem all of the outstanding Series A Preferred Stock as if such transaction constituted a change of control and (C) Holding (PA) redeems the Series A Preferred Stock if such offer is accepted by the holders.

New Shareholder Agreement

     At closing of the Recapitalization Transaction, Holding (PA), the Investcorp Investors, GEI (with its affiliates, the “GEI Investors”), and the Family Shareholders will enter into an amended and restated shareholder agreement (the “New Shareholder Agreement”) to provide for, among other things, the following:

Board Composition

     The Board of Directors will consist of nine members initially, consisting of not less than four designated by the Investcorp Investors, two designated by the Family Shareholders and two designated by the GEI Investors, with the ninth director being Holding (PA)’s Chief Executive Officer. Upon the third anniversary of the closing date of the Recapitalization Transaction, the GEI Investors will have the right to designate a third member to the Board of Directors, bringing the total at such time to ten directors. The right of the Investcorp Investors, the Family Shareholders or the GEI Investors to appoint directors under the New Shareholder Agreement will terminate as to any such group if it ceases to own at least 50% of the aggregate equity position that it owned immediately after the closing of the Recapitalization Transaction (for each such group, as applicable, the “Retention Condition”).

Corporate Governance

     The New Shareholder Agreement will provide that certain actions cannot be taken by Holding (PA), directly or indirectly, unless at least one member of the Board designated by each of the Investcorp Investors and the GEI Investors approves the action. The right of the Investcorp Investors or the GEI Investors to have approval rights with respect to any such actions will terminate as to either such group if it fails to meet its Retention Condition. Those actions consist of the following:

(i)	approving the annual operating budget of Holding (PA) and its subsidiaries;

(ii)	issuing or selling any equity securities of Holding (PA), or options or other rights for the issuance or sale of any equity securities of Holding (PA), except upon conversion of the Series A Preferred Stock or pursuant to stock incentive or compensation programs in effect as of the closing date or later approved by the Board, including at least one member designated by each of the Investcorp Investors and the GEI Investors;

(iii)	refinancing any existing indebtedness in excess of $10 million, other than (A) renewal of the Receivables Purchase Agreement dated as of May 29, 1998 among Werner Funding Corporation, Werner Co., Market Street Funding Corporation and PNC Bank, National Association or (B) to fund a mandatory redemption of the Series A Preferred Stock;

(iv)	incurring any additional indebtedness, other than (A) indebtedness for working capital, in the amount of $10 million or less outstanding at any one time, (B) to finance the acquisitions of any assets or businesses valued at $25 million or less over a 12-month period, (C) term and revolving indebtedness and letters of credit under the New Credit Facilities, (D) intercompany indebtedness, (E) hedging obligations solely for the purpose of fixing or hedging interest rate, currency rate or commodity price risk, (F) to fund a mandatory redemption of the Series A Preferred Stock or (G) the guarantee of any indebtedness permitted hereby;

(v)	declaring or paying any dividends, other than dividends payable on the Series A Preferred Stock or dividends paid by a subsidiary of Holding (PA) to Holding (PA) or a subsidiary;

(vi)	repurchasing any of the outstanding equity securities of Holding (PA), other than, except during any period after the exercise of an Elective Put and prior to the redemption of any Series A Preferred Stock as and when required in connection therewith (any such period, a “Put Compliance Period”), repurchases of shares of Class C Common Stock held by employees of Holding (PA) upon termination of their employment with Holding (PA) or its subsidiaries, in a manner consistent with Holding (PA)’s past practices; provided, that such repurchases shall not exceed more than $1 million in any fiscal year;

(vii)	engaging in any merger, consolidation, reorganization, recapitalization or sale of all or substantially all of the assets of Holding (PA), provided, however, that Holding (PA) may engage in such a transaction if a majority of the directors, excluding the directors designated by the GEI Investors, votes to permit the holders of Series A Preferred Stock to require Holding (PA) to repurchase their shares as if such transaction constituted a Change of Control;

(viii)	acquiring any assets or business other than (A) inventory and equipment acquired in the ordinary course of business in a manner consistent with Holding (PA)’s past practices, and (B) except during any Put Compliance Period, the acquisition of assets or businesses, provided, that the aggregate value of the consideration paid for all such assets or businesses acquired shall not exceed $25 million during the term of the agreement;

(ix)	engaging in any new line of business or materially modifying the business plan of Holding (PA);

(x)	executing any contract or commit to any obligation in which Holding (PA) or any of its subsidiaries incurs a total obligation in excess of $5 million, other than as expressly permitted in this section of governance matters, in the ordinary course of business in a manner consistent with the past practices of Holding (PA) and its subsidiaries, except for (A) contracts for the purchase of aluminum, (B) hedging obligations solely for the purpose of fixing or hedging interest rate, currency rate or commodity price risk and (C) renewals of insurance policies (and customary commitments or agreements related thereto) in effect on the closing date;

(xi)	making any assignment for the benefit of its creditors or commencing or authorize any proceedings by it under any bankruptcy, reorganization, insolvency, receivership or other similar law or statute;

(xii)	entering into any transaction with an affiliate other than (A) except during any Put Compliance Period, any transaction with an affiliate involving not more than $250,000 in payments or (B) except during any Put Compliance Period, any transaction or series of related transactions with an affiliate involving not more than $250,000 in any twelve month period, in each case, other than payments to the Investcorp Investors or to the GEI Investors for annual management fees, consulting and advisory fees and related expenses, pursuant to agreements in effect on the closing date that have been disclosed to Leonard Green, without regard to any amendment or modification of such agreements after the closing date;

(xiii)	increasing or decreasing the number of directors;

(xiv)	hiring, including as a result of promotion, any person as a member of the senior management of Holding (PA) or any of its subsidiaries;

(xv)	entering into or amending in any material respect any employment arrangement with any person that is a member of the senior management of Holding (PA) or any of its subsidiaries; or

(xvi)	terminating or changing in any material respect the functions or duties of any person that is a member of the senior management of Holding (PA) or any of its subsidiaries.

GEI Drag-Along Right if Shares are not Fully Redeemed in an Elective Put

     If, on or after January 1, 2007 and on or prior to December 31, 2008, and so long as the GEI Investors continue to meet their Retention Condition, holders of the Series A Preferred Stock notify Holding (PA) that they wish to exercise an Elective Put, and Holding (PA) does not fully redeem the shares subject to the Elective Put as and when required, the GEI Investors will effectively be able to cause the sale of Holding (PA), such that, subject to certain limitations, each of the other shareholders party to the New Shareholder Agreement will be required either to sell their shares in a drag-along sale or agree to vote their shares in favor of a sale transaction that requires shareholder approval.

Advance Notice in Connection with Exercise of the Elective Put Right

     At any time on or after October 31, 2006, the GEI Investors may notify the Company that they intend to exercise the Elective Put right. Upon receipt of such notice, the Company will engage an investment banking firm and take such other steps as it determines are reasonably designed to effect a merger, consolidation, reorganization, recapitalization or sale of all or substantially all of the assets of the Company prior to June 30, 2007. Upon request of the GEI Investors, the Company will engage an additional investment banking firm designated by the GEI Investors to assist in such process.

Right of First Offer

     The New Shareholder Agreement will provide that if a GEI Investor desires to transfer any of its Series A Preferred Stock or common shares issued or issuable upon their conversion, other than to an affiliate or as part of a tag-along transfer, as discussed below, it must first offer the Investcorp Investors, and then Holding (PA), the opportunity to purchase all, but not less than all, of the offered shares. If the Investcorp Investors elect to purchase fewer than all of the offered shares, Holding (PA) will have the option of purchasing the remaining shares. If the Investcorp Investors and Holding (PA) in the aggregate elect to purchase fewer than all of the offered shares, they shall not be entitled to purchase any of the offered shares and the GEI Investor shall have the right to sell the offered shares to a third party on terms not materially less favorable to the GEI Investor than those set forth in the offer to the Investcorp Investors and Holding (PA).

Tag-Along Rights

     The New Shareholder Agreement will provide that if the holders of a majority of the outstanding shares of common stock (including, for these purposes, common shares issuable upon conversion of the Series A Preferred Stock) (“Common Stock Equivalents”) propose to sell not less 20% of the issued and outstanding shares of common stock and Common Stock Equivalents to a third party (other than to an affiliate), each of the other shareholders that are party to the New Shareholder Agreement shall have the right, but not the obligation, to participate pro rata in the sale on the same terms and conditions.

Investcorp Investors Drag-Along Rights

     The New Shareholder Agreement will provide that if the Investcorp Investors propose to sell at least 80% of the shares of Class D Common Stock (which was issued to the Investcorp Investors in the 1997 Recapitalization) then outstanding to a third party (other than to an affiliate), the Investcorp Investors shall have the right to compel the GEI Investors to sell (1) the same percentage of the common stock owned by the GEI Investors as the percentage of the Class D Common Stock to be sold, on the same terms and conditions as the Investcorp Investors are able to obtain and (2) all of the shares of Series A Preferred Stock then outstanding for cash consideration equal to the greater of (x) the redemption price the holders would have received had the drag-along sale constituted a Change of Control and (y) the price per share that a holder of Series A Preferred Stock would have received had it fully converted its shares into common stock.

Pre-emptive Rights

     The New Shareholder Agreement will provide that if Holding (PA) proposes to issue or sell any “New Securities,” as defined below, the GEI Investors, the Family Shareholders and the Investcorp Investors will have the right, but not the obligation, to purchase a pro rata portion of the offering in order to maintain their percentage ownership of Holding (PA)’s equity securities. “New Securities” means any authorized but unissued shares, and any treasury shares, of capital stock of Holding (PA) and all rights, options or warrants to purchase capital stock, or securities of any type whatsoever that are, or may become, convertible into capital stock, subject to certain customary exceptions.

New Registration Rights Agreement

     The Master Registration Rights Agreement, dated as of November 24, 1997, made by Holding (PA) in favor of all holders of its common stock, will be amended and restated in connection with the recapitalization to provide the GEI Investors with the same rights as the Investcorp Investors have under that agreement, which are summarized below.

Demand Registration Rights

     The Amended and Restated Registration Rights Agreement (the “New Registration Rights Agreement”) will provide that at any time following 90 days after Holding (PA)’s initial public offering, the Investcorp Investors and the GEI Investors will have the right to cause Holding (PA) to effect a registered offering of their shares. The Investcorp Investors and the GEI Investors will each have two demand registration rights, provided that no right can be exercised for less than 2% of the number of shares of Holding (PA)’s capital stock then outstanding.

IPO Participation Right

     If, in the initial public offering, Holding (PA) determines to include shares held by any shareholder of Holding (PA), then the Investcorp Investors and the GEI Investors will have the right to include up to 80% of the selling shareholder shares to be included in the initial public offering.

Piggyback Registration Rights

     If, after its initial public offering, Holding (PA) determines to file a registration statement to register securities, whether for its own account or pursuant to a demand registration right exercised by the Investcorp Investors or the GEI Investors (and with the exception of certain types of registration statements relating to option plans, dividend reinvestment plans or acquisitions), the other pre-IPO holders of Holding (PA)’s common stock will have the right to include their shares in the offering, subject to customary volume limitations and underwriter cut-backs.

Options and Bonus Plans

     In connection with the Recapitalization Transaction, Holding (PA) will seek to enter into an option cancellation agreement with each of the option holders and, pursuant to each such agreement, will cancel a portion of the options subject thereto in exchange for cash consideration. Each of the option holders will receive a cash amount per each vested option cancelled determined by obtaining the difference between the redemption price per share and the option exercise price.

     In order to reward certain employees for their contribution to the success of Holding (PA), Holding (PA) will enter into bonus agreements with certain employees providing for the payment of a cash bonus award to such employees upon the occurrence of certain events, including the sale of Holding (PA) or a public offering. Additionally, certain officers and employees of the Company and Werner Co. will receive “transaction bonus” payments in an aggregate amount of $1,725,000 upon consummation of the Recapitalization Transaction.

PURPOSES AND EFFECTS

     Set forth below is a summary of the Proposed Amendments to the Indenture for which Consents are being sought pursuant to this Solicitation. The discussion below is qualified in its entirety by reference to the full and complete terms of the Indenture and of such Proposed Amendments as set forth in the mark-up of the provisions of the Indenture attached hereto as Exhibit A, which is incorporated herein by this reference. Consummation of the Recapitalization Transaction is conditioned, among other things, upon the receipt of the Requisite Consents. The Proposed Amendments, pursuant to their terms, do not permit the Affiliate Payments unless the Consent Payments are paid currently. There can be no assurance that the Recapitalization Transaction will be consummated. Each capitalized term appearing below that is not defined herein has the meaning currently assigned to such term in the Indenture.

1. Amendment Relating to Restricted Payments

     As part of the Recapitalization Transaction, the Company proposes to pay a dividend to Holding (PA) in an amount approximately equal to $85,000,000 to fund, in part, a redemption by Holding (PA) of its capital stock and payments to Holding (PA)’s management in connection with option cancellations, in an aggregate amount of $150,000,000. The Indenture generally does not permit the Company to declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (a “Restricted Payment”), unless, and solely to the extent that, certain conditions are satisfied. See, Section 4.04(a) of the Indenture, reproduced in Exhibit A hereto. Although the Company currently meets certain of those conditions, as of March 31, 2003, the Company estimates that the availability in the Restricted Payments Basket amounts to approximately $40,000,000, which is insufficient to pay the full amount of the proposed dividend to Holdings (PA). In order to allow the Company to complete the Recapitalization Transaction, the Company proposes an amendment to the Restricted Payments covenants to permit the payment of an additional $45,000,000. After giving effect to the Proposed Amendments and the Recapitalization Transaction, the Restricted Payments Basket will be reset to $0.

2. Amendments Relating to Transactions with Affiliates

     The Indenture generally does not permit the Company or any Restricted Subsidiary to make any payments or enter into any contracts or agreements with Affiliates unless (i) such transaction is on terms no less favorable to the Company than those that would have been obtained in a comparable transaction with an unrelated person and (ii) if the aggregate consideration involved exceeds $3 million, a certified resolution of the Board of Directors is delivered to the Trustee to the effect that the test described in clause (i) above is satisfied and that the transaction has been approved by a majority of the Board of Directors. In connection with the Recapitalization Transaction, the Company proposes (a) to enter into a management agreement with Leonard Green, whereby Leonard Green will perform certain management, consulting and advisory services for the Company, and the Company will pay Leonard Green an annual management fee of $1 million and will reimburse Leonard Green for expenses incurred in connection with performing its services under the management agreement, (b) to pay Investcorp a $1 million fee (a one-time fee) for credit refinance advisory services upon consummation of the Recapitalization Transaction, (c) to pay Leonard Green a $2.5 million equity commitment fee (a one-time fee) upon consummation of the

Recapitalization Transaction and (d) to pay officers and employees of the Company and Werner Co. $1,725,000, in the aggregate, as a “transaction bonus” upon consummation of the Recapitalization Transaction. The Company proposes to amend the limitation on transactions with Affiliates to permit the Company to enter into the management agreement with Leonard Green described above in order to obtain the benefit of Leonard Green’s management services and to make the foregoing payments to Leonard Green, Investcorp and management in order to allow the Company to complete the Recapitalization Transaction without the limitations imposed by the covenant restricting transactions with Affiliates. Additionally, the Company proposes to amend Section 4.04 of the Indenture to exclude the payments described in clauses (a), (b), (c) and (d), above from being characterized as Restricted Payments under the Indenture. This amendment will permit the Company to have greater operating flexibility following the consummation of the Recapitalization Transaction.

THE SOLICITATION

General

     Pursuant to Section 9.02 of the Indenture, in order to adopt the Proposed Amendments, the Company must receive the Requisite Consents (valid and unrevoked consents of Holders of not less than a majority in aggregate principal amount of the outstanding Notes). As of the Record Date, $135.0 million aggregate principal amount of Notes were issued and outstanding. Promptly following the Consent Achievement Time, the First Supplemental Indenture will be executed, and the Proposed Amendments will become effective. The Proposed Amendments, pursuant to their terms, do not permit the Affiliate Payments unless the Consent Payments are paid concurrently. Upon consummation of the Recapitalization Transaction, the Consent Payments will be made. There can be no assurance that the Recapitalization Transaction will be consummated and the Consent Payments will be made. If the Proposed Amendments become effective, they will be binding on all holders of Notes and their successors and transferees, whether or not such holders consented to the Proposed Amendments.

     The term “Holder” means (i) any Record Holder or (ii) any other person who has obtained a proxy substantially in the form attached to the Consent which authorizes such other person (or any person claiming title by or through such other person) to vote Notes on behalf of such Record Holder. The Company anticipates that DTC, as nominee Holder of the Notes, will execute an omnibus proxy in favor of the DTC Participants which will authorize each DTC Participant to vote the Notes owned by it and held in DTC’s name. Accordingly, for purposes of the Solicitation, the term “Holder” shall be deemed to include such DTC Participants.

     The delivery of a Consent to the Proposed Amendments will not affect a Holder’s right to sell or transfer the Notes, and each properly completed and executed Consent Form will be counted notwithstanding any transfer of the Notes to which such Consent Form relates, unless the applicable Holder has complied with the procedure for revoking Consents, as described herein and in the Consent Form. Failure to deliver a Consent will have the same effect as if a Holder had voted “No” to the Proposed Amendments.

Consent Payments

     If the Requisite Consents have been received on the Expiration Date and the Proposed Amendments become effective, upon consummation of the Recapitalization Transaction, the Company will promptly pay to the Holders of Notes who have provided and not revoked Consents and whose Consents were received by the Tabulation Agent on or prior to the Expiration Date, Consent Payments in the amount of $15.00 for each $1,000.00 principal amount of the Notes as to which Consents have been delivered and not revoked. Consents will expire if the Proposed Amendments have not been approved by the Requisite Consents by the Expiration Date (which term includes any extension of the original Expiration Date). If the Consent Payments are not made, the Proposed Amendments will remain effective; however, pursuant to their terms, in such a circumstance, the Proposed Amendments do not permit the Affiliate Payments. Interest will not accrue on or be payable with respect to any Consent Payments.

Record Date

     This Consent Solicitation Statement, Consent Form and a cover letter (the “Solicitation Materials”) are being sent to all persons who were Holders of record of the Notes at the close of business on the Record Date (May 16, 2003). Such date has been fixed by the Company as the date for the determination of Holders entitled to give Consents pursuant to the Solicitation. The Company reserves the right to establish, from time to time but in all cases prior to receipt of the Requisite Consents, any new date as such Record Date and, thereupon, any such new date will be deemed to be the Record Date for purposes of the Solicitation.

How to Consent

     All Consent Forms that are properly completed, signed and delivered to the Tabulation Agent prior to the Expiration Date and not revoked prior to the Consent Achievement Time, will be given effect in accordance with the specifications thereof. The Solicitation Materials are being mailed to all Record Holders and as many beneficial holders of the Notes as the Company is reasonably able to identify. Holders who desire to consent to the Proposed Amendments should so indicate by marking the appropriate box on, and signing and dating, the Consent Form and mailing, faxing or otherwise delivering it to the Tabulation Agent at the address listed on the back cover page hereof in accordance with the instructions contained therein. However, if neither of the boxes on the Consent Form is checked, but the consent is otherwise properly completed and signed, the Holder will be deemed to have consented to the Proposed Amendments. Holders must consent to both of the Proposed Amendments or none of them. Consent Forms should not be delivered to the Solicitation Agents or to the Company. However, the Company reserves the right to accept any Consent received by the Solicitation Agents or the Company. Under no circumstances should any person tender or deliver Notes to the Company, the Solicitation Agents, the Tabulation Agent, the Information Agent or the Trustee.

     Only Holders (i.e. persons in whose name a Note is registered or their duly designated proxies) may execute and deliver a Consent. DTC is expected to grant an omnibus proxy authorizing DTC Participants to deliver a Consent. Accordingly, for the purposes of this Solicitation, the term “Holder” shall be deemed to mean DTC Participants who held Notes through DTC as of the Record Date. In order to cause a Consent to be given with respect to Notes held through DTC, such DTC Participants must complete and sign the Consent Form mailed with this Consent Solicitation Statement, and mail or deliver it to the Tabulation Agent at its address or facsimile set forth on the back cover page of this Consent Solicitation Statement pursuant to the procedures set forth herein and therein.

     Any beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to consent should contact such holder promptly and instruct such holder to consent on its behalf. If such beneficial owner wishes to consent on its own behalf, such beneficial owner must obtain a proxy from the Record Holder authorizing the beneficial owner to vote Notes on behalf of such Record Holder. A beneficial owner of an interest in Notes held through a DTC Participant must complete and sign the proxy and deliver it to such DTC Participant in order to cause a Consent to be given by such DTC Participant with respect to such Notes.

     Consents by the Record Holder(s) must be executed in exactly the same manner as the name(s) appear(s) on the Notes. If Notes to which a Consent relates are held by two or more joint Holders, all such Holders must sign the Consent Form. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to the Company of such person’s authority so to act. If Notes are held in different names, separate Consent Forms must be executed covering each name. If a Consent Form is executed by a person other than the Record Holder(s) on the Record Date, it must be accompanied by a proxy in substantially the form included herewith, duly executed by such Record Holder(s), with signatures on the Consent Form and the proxy guaranteed by a firm which is a participant in an authorized signature guarantee program (an “Eligible Institution”), confirming the right of the signatory to execute the Consent Form on behalf of such Record Holder(s).

     If a Consent relates to fewer than all of the Notes held of record as of the Record Date by the Record Holder providing such Consent, such Record Holder must indicate on the Consent Form the aggregate dollar amount (in integral multiples of $1,000.00) of such Notes to which the Consent relates. Otherwise, the Consent will be deemed to relate to all such Notes held by such Holder. A Consent Payment will be paid only for such portion of the Notes to which a Consent relates.

     HOLDERS WHO WISH TO CONSENT SHOULD HAND DELIVER, SEND BY OVERNIGHT COURIER, OR FACSIMILE (FOLLOWED BY DELIVERY BY HAND OR OVERNIGHT COURIER) THEIR PROPERLY COMPLETED, EXECUTED AND DATED CONSENT FORMS TO THE TABULATION AGENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND IN THE CONSENT FORM. REVOCATIONS OF CONSENTS SHOULD BE SENT TO THE TABULATION AGENT. CONSENT PAYMENTS WILL ONLY BE PAID TO HOLDERS WHOSE CONSENT FORMS ARE RECEIVED BY THE TABULATION AGENT ON OR PRIOR TO THE EXPIRATION DATE. NEITHER CONSENTS NOR REVOCATIONS OF CONSENTS SHOULD BE SENT TO THE COMPANY, THE SOLICITATION AGENTS OR THE INFORMATION AGENT. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CONSENT FORMS, PROXIES AND REVOCATIONS, IS AT THE ELECTION AND RISK OF THE NO EVENT SHOULD A HOLDER TENDER OR DELIVER CERTIFICATES EVIDENCING SUCH HOLDER’S NOTES.

     THE COMPANY AND THE TABULATION AGENT RESERVE THE RIGHT TO RECEIVE CONSENTS BY ANY OTHER REASONABLE MEANS OR IN ANY FORM THAT REASONABLY EVIDENCES THE GIVING OF A CONSENT.

     RECEIPT OF THE REQUISITE CONSENTS BY THE TABULATION AGENT WILL NOT OBLIGATE THE COMPANY TO CONSUMMATE THE RECAPITALIZATION TRANSACTION OR TO MAKE THE CONSENT PAYMENTS.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and revocation of the Consents will be resolved by the Company, in its sole discretion, which resolution shall be final and binding. The Company reserves the right to reject any and all Consents not validly given or any Consents the Company’s acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities in the delivery of the Consents or modify the conditions to the Solicitation (subject to any requirement to extend the Expiration Date). The interpretation of the terms and conditions of the Solicitation (including the Consent Form and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company shall determine. None of the Company, the Solicitation Agents, the Tabulation Agent, the Information Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to deliveries of Consents, nor shall any of them incur any liability for failure to give such notification.

Expiration Date; Extensions; Amendment

     The Expiration Date shall occur at 5:00 p.m. New York City time, on May 28, 2003, unless the Company, in its sole discretion, extends the period during which the Solicitation is open, in which event the Expiration Date shall be the last date for which an extension is effective. In order to extend the Expiration Date, the Company will notify the Tabulation Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 5:00 p.m., New York City time, on or prior to the next business day after the previously scheduled Expiration Date. Such announcements may state that the Company is extending the Solicitation for a specified period of time or on a daily basis. Failure of any Holder or beneficial owner of Notes to be so notified will not affect the extension of the Solicitation.

     The Company reserves the right to (i) extend the Solicitation or to terminate the Solicitation by giving oral or written notice of such extension, termination or acceptance to the Tabulation Agent, or (ii) amend the terms of the Solicitation in any manner. The Company also expressly reserves the right, in its sole discretion, to waive or modify any of the conditions to the Solicitation at any time prior the Expiration Date.

     If the Solicitation is amended in any material manner, or the Company waives or modifies any material conditions to the Solicitation, the Company will promptly disclose such amendment, waiver or modification in a public announcement, and the Company will extend the Solicitation for a period deemed by the Company to be adequate to permit Holders to deliver or revoke their Consents.

     Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Solicitation, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release and complying with any applicable notice provisions of the Indenture.

Revocation of Consents

     Consents may be revoked by Holders at any time prior to the Consent Achievement Time. All properly completed and executed Consent Forms received by the Tabulation Agent will be counted, notwithstanding any transfer of Notes to which such Consents relate or any beneficial interest therein after the Record Date, unless the Tabulation Agent receives from a Holder at any time prior to the Consent Achievement Time, a properly completed and duly executed notice of revocation or a changed Consent Form bearing a date later than the date of the prior Consent Form. A Consent to such Proposed Amendments by a Holder of Notes shall bind the Holder and every subsequent Holder of such Notes or portion of such Notes that evidences the same debt as the consenting Holder’s Notes, even if a notation of the Consent is not made on any such Notes. However, as stated above, any such Holder (or a subsequent Holder which has received a proxy) may revoke the Consent as to a Note or portion of a Note if the Tabulation Agent receives notice of revocation before the Consent Achievement Time. Therefore, a transfer of Notes after the Record Date must be accompanied by a duly executed proxy if the transferee is to have revocation rights.

     To be effective, a notice of revocation must be in writing, must contain the name of the Holder and the aggregate amount of the Notes to which it relates, must be received before the Consent Achievement Time and must (a) be signed in the same manner as the original Consent Form or (b) be accompanied by a duly executed proxy or other authorization (in form satisfactory to the Company). All revocations of consent must be addressed to the Tabulation Agent at the address set forth on the back cover of this Consent Solicitation Statement.

Solicitation Agents, Information Agent and Tabulation Agent

     The Company has retained J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. to serve as its Solicitation Agents, Mackenzie Partners, Inc. to serve as its Information Agent and The Bank of New York to serve as its Tabulation Agent in connection with the Solicitation. The Solicitation Agents have not been retained to render an opinion as to the fairness of the Solicitation. The Company has agreed to reimburse the Solicitation Agents for their out-of-pocket expenses, including the fees and expenses of their counsel, and will indemnify the Solicitation Agents against certain liabilities and expenses. At any time, the Solicitation Agents may trade the Notes for their own account or for the accounts of their customers and, accordingly, may have a long or short position in the Notes. The Solicitation Agents and their affiliates have provided in the past, and are currently providing, other investment banking, commercial banking and/or financial advisory services to the Company. The Solicitation Agents will be the arrangers of the New Credit Facilities and affiliates of the Solicitation Agents will be lenders under the New Credit Facilities. Further, J.P. Morgan Securities Inc. is the financial advisor to Werner in connection with the Recapitalization Transaction. Each of the Solicitation Agents, the Tabulation Agent and the Information Agent will receive a fee from the Company for serving in such capacities.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON (INCLUDING THE INFORMATION AGENT) TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS SOLICITATION OF CONSENTS OTHER THAN AS SET FORTH HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE INFORMATION AGENT OR THE SOLICITATION AGENTS.

     The statements made in this Consent Solicitation Statement are made as of the date hereof, and the delivery of the Solicitation Materials shall not create any implication that the information contained herein is correct after the date hereof.

     Requests for assistance in filling out and delivering Consent Forms or for additional copies of this Consent Solicitation Statement or the Consent Form may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Consent Solicitation Statement.

Fees and Expenses

     The Company will bear the costs of the Solicitation, including the fees and expenses of the Solicitation Agents, the Tabulation Agent and the Information Agent. The Company will pay the Trustee under the Indenture reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for expenses.

     Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Tabulation Agent, by application of funds provided by the Company, for customary mailing and handling expenses incurred by them in forwarding material to their customers. All other fees and expenses attributable to the Solicitation, other than expenses incurred by Holders or beneficial holders of Notes, will be paid by the Company.

CERTAIN UNITED STATES
FEDERAL INCOME TAX CONSEQUENCES

General

     The following discussion summarizes the material United States federal income tax consequences to Holders resulting from the Solicitation. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly on a retroactive basis. The discussion below does not purport to deal with all aspects of United States federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it discuss the application of the United States federal income tax laws to Holders who are persons or entities subject to special treatment under the Code (for example, dealers in securities, banks, insurance companies, regulated investment companies, S corporations, nonresident alien individuals, corporations or partnerships not created or organized under the laws of the U.S. or any political subdivision thereof, certain foreign trusts, and tax-exempt entities), nor does it address any aspect of gift, estate, state, local or foreign taxation. This discussion deals only with Notes held as capital assets. Holders should consult their own tax advisers regarding the tax consequences of the Solicitation.

Treatment of Holders Generally

Generally

     Regulations promulgated pursuant to Section 1001 of the Code provide rules for determining whether modifications to a debt instrument are significant and will result in a deemed exchange of the original debt instrument for a “new” debt instrument. The Holders may be deemed to exchange their Notes for New Notes due either to the increase in the yield on the Notes as a result of the Consent Payments or to the adoption of the Proposed Amendments.

Proposed Amendments

     The Federal income tax consequences of the adoption of the Proposed Amendments depend upon whether the Proposed Amendments result in a deemed exchange of the Notes for New Notes under Section 1001 of the Code. The Treasury Regulations provide that a modification that adds, deletes or alters customary financial or accounting covenants is not a significant modification and therefore does not result in a deemed exchange. The Company believes that the adoption of the Proposed Amendments merely alters customary financial restrictions contained in the Notes, and therefore, should not result in a deemed exchange for federal income tax purposes. Accordingly, Holders should not recognize any gain or loss as a result of the Proposed Amendments becoming effective. However, receipt of the Consent Payments may result in taxable income to the Holders as described below.

The Consent Payment

     There is no authority directly on point concerning the United States federal income tax consequences of receipt of the Consent Payments. Under the Treasury Regulations, a consent payment generally is treated as increasing the yield of a debt instrument, and an increase in yield generally is treated as causing a deemed exchange unless the change in yield falls within a prescribed safe harbor amount. The Consent Payments will satisfy the safe harbor amount set forth in the Treasury Regulations, and therefore, the receipt of the Consent Payments by the consenting Holders will not result in a deemed exchange of the Notes for Federal income tax purposes.

     Accordingly, a consenting Holder will not recognize gain or loss as a result of a deemed exchange of the Notes. Receipt of the Consent Payments may be treated as separate payments that would be ordinary income to the consenting Holder. Alternatively, receipt of such payments may be treated as a non-taxable recovery of a portion of such Holder’s tax basis in the Notes. In the absence of an administrative or judicial decision to the contrary with respect to such payments, the Company intends to treat Consent Payments paid to consenting Holders as a separate fee for consenting to the Proposed Amendments, which fee constitutes ordinary income to such Holders for Federal income tax purposes.

     Consenting Holders are urged to consult their own tax advisors regarding the tax consequences of receiving the Consent Payments.

Treatment of Non-consenting Holders

     As indicated above, the modifications contemplated by the Proposed Amendments (excluding the Consent Payments, which will not be made to non-consenting Holders) should not constitute a significant modification of the Notes, with the result that the non-consenting Holders should not be deemed to have exchanged Notes for New Notes.

Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to Consent Payments made to Holders other than corporations or other exempt recipients. Under United States federal income tax law, in certain circumstances, a consenting Holder may be subject to backup withholding at the rate of 30% with respect to the Consent Payment received by such Holder, unless such consenting Holder (i) is a corporation or is otherwise exempt and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

EXHIBIT A

MARK-UP OF INDENTURE PROVISIONS

[Note: Proposed additions to the Indenture are bolded and underscored, while deletions are marked by struck-through text.]

     SECTION 1.01. Definitions. [Certain definitions from the Indenture are included below for convenience of reference in reviewing the Proposed Amendments.]

     “Affiliate” of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person’s Voting Stock or (iii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) or (ii) above. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     “Affiliate Transaction” has the meaning set forth in Section 4.07.

     “Board of Directors” means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

     “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any similar participation in profits and losses or equity of a Person.

     “Closing Date” shall mean November 24, 1997.

     “Consent Payments” means the payment of consent fees to the Holders pursuant to the Company’s Consent Solicitation Statement, dated May 16, 2003, as such statement may be amended or supplemented in accordance with its terms.

     “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person, (ii) the Net Income of any Restricted Subsidiary (other than an Insurance Subsidiary) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been permanently waived, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP), (v) to the extent deducted in determining Net Income, the fees, expenses and other costs Incurred in connection with the Recapitalization, including payments to management contemplated by the Recapitalization Agreement, in each case, to the extent that such fee, expense or cost was disclosed in the Offering Memorandum, shall be excluded, (vi) any unrealized gains or losses with respect to Investments held in the insurance business of any Restricted Subsidiary shall be excluded and (vii) with respect to periods prior to the Closing Date, Consolidated Net Income shall include (without duplication) (A) all adjustments relating to MIICA investment income (loss) reflected in the calculation of EBITDA set forth in note (d) in the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations set forth in “Unaudited Pro Forma Condensed Consolidated Financial Statements” of the Offering Memorandum and (B) all adjustments relating to reductions in management compensation, non-recurring expenses, MIICA investment income, non-recurring employee separation charges and non-recurring private company expenses, in each case reflected in the calculation of Adjusted EBITDA set forth in footnote (a) to the “Summary Historical and Pro Forma Financial Information” of the Offering Memorandum.

     “Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than as a result of a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Securities mature; PROVIDED, HOWEVER, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and

statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP as in effect as of the Closing Date.

     “Holding” means Werner Holding Co. (PA), Inc.

     “Indebtedness” means, with respect to any Person (without duplication), (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness under clause (i) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and (iii) to the extent not otherwise included, the Guarantee by such Person of any indebtedness under clause (i) of any other Person; PROVIDED, HOWEVER, that Indebtedness shall not include (a) any servicing or guarantee of servicing obligations with respect to Receivables, (b) obligations of the Company or any of its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that (x) such obligations are not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (x)) and (y) the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; or (c) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof in the case of any other Indebtedness.

     “Investcorp” means certain affiliates of Investcorp S.A.

     “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations, but excluding advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.04.

     “MIICA” means Manufacturers Indemnity and Insurance Company of America or any successor thereto.

     “Offering Memorandum” shall mean the offering memorandum dated November 14, 1997, relating to the sale of $135,000,000 aggregate principal amount of the Initial Securities.

     “Officer’s Certificate” means a certificate signed by two Officers.

     “Payment” means, with respect to the Securities, any payment, whether in cash or other assets or property, of interest, principal (including redemption price and purchase price), premium, Liquidated Damages or any other amount on, of or in respect of the Securities, any other acquisition of Securities and any deposit into the trust described in Article VIII. The verb “pay” has a correlative meaning.

     “Permitted Business” means the climbing equipment, extruded products and fabricated products businesses and any other business reasonably related, complementary or incidental to any of those businesses (including any related insurance business).

     “Permitted Insurance Company Investments” means Investments in (a) Cash Equivalents; (b) Investment Grade Securities; and (c) other types of debt and equity securities, real estate or other Investments; PROVIDED, HOWEVER, that (i) the aggregate amount of all Permitted Insurance Company Investments referred to in clause (c) shall not, at the time any such investment is made, exceed 40% of all outstanding Permitted Insurance Company Investments, and (ii) MIICA shall at all times have an investment policy approved from time to time by the Board of Directors of the Company or MIICA pursuant to which all Permitted Insurance Company Investments shall be required to be made.

     “Permitted Investments” means (a) any Investment in the Company or in a Restricted subsidiary (including in any Equity Interests of a Restricted subsidiary); (b) any Investment in Cash Equivalents or Investment Grade Securities; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (d) any securities received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.06 or in connection with any other disposition of assets not constituting an Asset Sale; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or Holding; (f) any Investments relating to a Receivables Subsidiary; (g) loans or advances to employees (or guarantees of third party loans to employees) in the ordinary course of business; (h) stock, obligations or securities received in satisfaction of judgments or settlement of debts; (i) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Company or such Restricted subsidiary deems reasonable ; (j) any Investment existing on the Closing Date; (k) Investments in Interest to Agreements, Currency Agreements and Commodity Hedging Agreements otherwise permitted under this indenture; (1) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 4.07(b)~~(13)~~(17) (m) any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding, not to exceed 15.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (n) Permitted Insurance Company Investments; and (o) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding, not to exceed 10.0% of Total Assets at the time of such Investment (with the fair market value of each investment being measured at the time made and without giving effect to subsequent changes in value).

     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries Incurred in compliance with Section 4.03; PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable premium and fees and expenses Incurred in connection therewith); (ii) in the case of term Indebtedness, principal payments required under such Permitted Refinancing Indebtedness have a Stated Maturity no earlier than the Stated Maturity of those under the Indebtedness being refinanced and such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Securities, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Securities on terms at least as favorable to the Holders of Securities as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is Incurred either by the Company or by its Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     “Recapitalization” shall mean the recapitalization of Holding pursuant to the Recapitalization Agreement.

     “Recapitalization Agreement” shall mean that certain Recapitalization Agreement by and between Holding and the Investors, dated October 8, 1997, as amended and restated on October 27, 1997.

     “2003 Recapitalization Agreement” shall mean that certain Recapitalization and Stock Purchase Agreement, dated as of May 7, 2003, by and among Holding, Green Equity Investors III, L.P. and the shareholders listed on the signature pages thereto.

     “2003 Recapitalization Transaction” shall mean the transaction contemplated by or incidental to the 2003 Recapitalization Agreement, including without limitation the payment of consent fees to the Holders pursuant to the terms of the Company’s Consent Solicitation Statement, dated May 16, 2003, as such statement may be amended through the closing date of the 2003 Recapitalization Transaction.

     “Receivables” means, collectively, (a) the Indebtedness and other obligations owed to the Company or any of its Subsidiaries (before giving effect to any sale or transfer thereof pursuant to a Receivables Facility), whether constituting an account, chattel paper, an instrument, a document or general intangible, arising in connection with the sale of goods, insurance and/or services by the Company or such Subsidiary, including the obligation to pay any late fees, interest or other finance charges with respect thereto (each of the foregoing, collectively, an “Account Receivable”), (b) all of the Company’s or such Subsidiary’s interest in the goods (including returned goods), if any, the sale of which gave rise to any Account Receivable, and all insurance contracts with respect thereto, (c) all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of any Account Receivable, together with all financing statements and security agreements describing any collateral securing such Account Receivable, (d) all Guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Account Receivable, (e) all contracts, invoices, books and records of any kind related to any Account Receivable, (f) all cash collections in respect of, and cash proceeds of, any of the foregoing and any and all lockboxes, lockbox accounts, collection accounts, concentration accounts and similar accounts in or into which such collections and cash proceeds are now or hereafter deposited, collected or concentrated, and (g) all proceeds of any of the foregoing.

     “Receivables Facility” means, with respect to any Person, any Receivables securitization or factoring program pursuant to which such Person receives proceeds pursuant to a sale, pledge or other encumbrance of its Receivables. A Receivables Facility involving the sale, pledge or other encumbrance of Receivables of, and the direct or indirect receipt of the proceeds thereof by, the Company or any Restricted Subsidiary thereof shall constitute a Receivables Facility of the “Company” and/or its “Restricted Subsidiaries” whether or not as part of such securitization or factoring program such Receivables are initially contributed or otherwise transferred to an Unrestricted Subsidiary of the Company (and then resold or encumbered by such Unrestricted Subsidiary).

     “Receivables Subsidiary” means any Subsidiary created primarily to purchase or finance the receivables of the Company and/or its Subsidiaries pursuant to a Receivables Facility, so long as it: (a) has no Indebtedness other than Non-Recourse Debt and (b) is a Person with respect to which neither the Company nor any of its other Subsidiaries has any direct obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results other than to act as servicer of Receivables. If, at any time, such Receivables Subsidiary would fail to meet the foregoing requirements as a Receivables Subsidiary, it shall thereafter cease to be a Receivables Subsidiary for purposes of this Indenture and any Indebtedness of such Receivables Subsidiary shall be deemed to be Incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.03, the Company shall be in default of such covenant).

     “Restricted Investments” means an Investment other than a Permitted Investment.

     “Restricted Payment” has the meaning set forth in Section 4.04(a).

     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     “Special Affiliate Payments” has the meaning set forth in Section 4.04(a).

     “Specified Affiliate Payments” means: (i) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company, or amounts paid to Holding on account of any such acquisition or retirement for value of any Equity Interests of Holding, held by any future, present or former employee, director, officer or consultant of Holding or the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions pursuant to this clause (i) (without giving effect to the immediately following proviso) of $10.0 million in any calendar year) and no payment default on Senior Indebtedness or the Securities shall have occurred and be continuing; PROVIDED FURTHER that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company (including by way of capital contribution) since the Closing Date from the sale of Equity Interests of Holding or the Company to employees, directors, officers or consultants of Holding, the Company or their respective Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be included in Section 4.04(a)(3)(ii)) plus (B) the cash proceeds from key man life insurance policies received by the Company and its Restricted Subsidiaries in such calendar year

(including proceeds from the sale of such policies to the person insured thereby); and PROVIDED FURTHER that cancellation of Indebtedness owing to the Company from employees, directors, officers or consultants of the Company or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment; (ii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests; (iii) payments by the company or Holding to members of management of the Company and its Subsidiaries in connection with the Recapitalization to the extent disclosed in the Offering Memorandum; (iv) payments or other transactions permitted under Section 4.07(b)(8) and ~~(11)~~(15); and (v) dividends, other distributions or other amounts paid by the Company to Holding (A) in amounts equal to amounts required for Holding to pay franchise taxes and other expenses required to maintain its corporate existence and provide for other operating costs of up to $750,000 per fiscal year (B) to pay, or reimburse Holding for, the costs, fees and expenses incident to a registration of any of the Capital Stock of Holding for a primary offering under the Securities Act, so long as the net proceeds (after payments of additional contingent amounts then due and payable pursuant to Section 1.1(b) of the Recapitalization Agreement) or such offering (it if is completed) are contributed to, or otherwise used for the benefit of, the Company.

     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date scheduled for the payment thereof.

     “Subordinated Indebtedness” means any Indebtedness of the Company or any Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Securities or the applicable Security Guarantee pursuant to written agreement.

     “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     “Unrestricted Subsidiary” means (i) any Receivables Subsidiary in existence on the Closing Date, (ii) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, and (iii) any Subsidiary of an Unrestricted Subsidiary; but in the case of any Subsidiary referred to in clause (ii) (or any Subsidiary of any such Subsidiary) only to the extent that such Subsidiary: (a) except in the case of a Foreign Subsidiary, has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted

Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) except in the case of a Foreign Subsidiary, is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.04. If, at any time, any Unrestricted Subsidiary referred to in clause (ii) of the first sentence of this definition (or any Subsidiary thereof) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.03, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 4.03, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     SECTION 4.04. Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution (including any payment in connection with any merger or consolidation) on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock)); (ii) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation) any Equity Interests of the Company or Holding (or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except (A) a payment of interest or principal at Stated Maturity and (B) the purchase, repurchase or other acquisition or retirement of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or (iv) make any Restricted Investment (all such payments and other actions set forth in Sections 4.04(a)(i) through 4.04(a)(iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a);

(3) such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by Sections 4.04(b)(ii), 4.04(b)(iii), 4.04(b)(iv), 4.04(b)(v) (other than clauses (i) and (v)(A) of the definition of “Specified Affiliate Payments”) and 4.04(b)(vi) but including all other Restricted Payments permitted by Section 4.04(b)), is less than the sum (without duplication) of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Closing Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, Equity Interests of the Company (other than Disqualified Stock), in either case after the Closing Date; plus

(iii) the aggregate principal amount (or accreted value, if less) of Indebtedness of the Company or any Restricted Subsidiary issued since the Closing Date (other than to a Restricted Subsidiary) that has been converted into Equity Interests (other than Disqualified Stock) of the Company; plus

(iv) 100% of the aggregate net cash received by the Company or a Restricted Subsidiary of the Company since the Closing Date from (A) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Company or a Restricted Subsidiary) thereof made by the Company and its Restricted Subsidiaries or (B) a cash dividend from, or the sale (other than to the Company or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary; and plus

(v) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investments of the Company and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary.

     (b)  The provisions of Section 4.04(a) shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Section 4.04;

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of Equity Interests or Subordinated Indebtedness of the Company, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of, or a capital contribution to, the Company (other than any Disqualified Stock); PROVIDED, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from Section 4.04(a)(3)(ii);

(iii) the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness made by an exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(v) to the extent constituting Restricted Payments, the Specified Affiliate Payments;

(vi) the payment of dividends, other distributions or other amounts by the Company to Holding in amounts equal to amounts required for Holding to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; ~~and~~

(vii) in connection with and in order to consummate the 2003 Recapitalization Transaction, the payment of a dividend (the “Recap Payment”) to Holding in an amount up to $45,000,000, which funds shall be used by Holding to satisfy its obligations under the 2003 Recapitalization Agreement; PROVIDED, that the Consent Payments shall be made concurrently; and

(viii) Restricted Payments in an aggregate amount not to exceed $10.0 million.

     Notwithstanding anything in this Section 4.04 to the contrary, following any Recap Payment, (A) the sum of the amounts of each of clauses (i) through (v) of Section 4.04(a)(3) shall be reset to $0 as of the first day of the calendar quarter during with such payment is made (the “Revised Start Date”), thereafter increasing (or decreasing) in accordance with the terms of such clauses, and (B) for purposes of calculating the aggregate amount of permissible Restricted Payments under Section 4.03(a)(3) at any time after the date on which the Recap Payment is made, the Recap Payment and all other Restricted Payments made during the period from the Closing Date through the Revised Start Date shall be disregarded. The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated, to the extent they do not constitute Permitted Investments at the time such Subsidiary became an Unrestricted Subsidiary, will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under Section 4.04(a). The amount of such outstanding Investments will be equal to the portion of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Company. For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by Section 4.07(b)(5), (6), (9), ~~or~~ (10), (11), (12) (13) or (14) shall be considered a Restricted Payment for purposes of, or otherwise restricted by, this Indenture.

     SECTION 4.07. Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the Closing Date involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

     (b)  The provisions of Section 4.07(a) shall not prohibit (and the following shall not be deemed to be Affiliate Transactions): (1) the provision of administrative or management services by the Company or any of its officers to any of its Restricted Subsidiaries in the ordinary course of business, (2) any employment agreement, collective bargaining agreement, employee benefit plan, related trust agreement or any similar arrangement heretofore or hereafter entered into in the ordinary course of business, (3) transactions between or among the Company and/or its Restricted Subsidiaries, (4) Restricted Payments that are permitted by Section 4.04, (5) payment of compensation to employees, officers, directors or consultants in the ordinary course of business, (6) maintenance in the ordinary course of business (and payments required thereby) of benefit programs, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans and similar plans, (7) loans or advances to employees (or guarantees of third party loans to employees) in the ordinary course of business, (8) sales of Receivables to a Receivables Subsidiary, (9) the payment of annual management, consulting and advisory fees and related expenses to Investcorp and its Affiliates (whether or not such Persons are Affiliates of the Company), (10) payments by the Company or any of its Restricted Subsidiaries to Investcorp and its Affiliates (whether or not such Persons are Affiliates of the Company) made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of the Company in good faith, (11) following the consummation of the 2003 Recapitalization Transaction, the payment of annual management, consulting and advisory fees in an amount up to $1 million and related expenses to Leonard Green & Partners, L.P. and its Affiliates (whether or not such Persons are Affiliates of the Company) and the entry into agreements with respect thereto, (12) the payment by the Company to Investcorp of a one-time fee for credit refinance advisory services in the amount of $1 million in connection with the 2003 Recapitalization Transaction, (13) the payment by the Company to Leonard Green & Partners, L.P. of a one-time equity commitment fee in the amount of $2.5 million in connection with the 2003 Recapitalization Transaction, (14) the payment by the Company to certain officers and employees of the Company and Werner Co. of $1,725,000, in the aggregate (a one-time payment), in connection with the 2003 Recapitalization Transaction, (~~11~~15) any tax sharing agreement as in effect on the Closing Date and any other agreement as in effect on the Closing Date (including the Recapitalization Agreement) or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby (including distributions by the Company to Holding to effect the Recapitalization), (~~12~~16) the payment of all fees and expenses related to the Recapitalization, (~~13~~17) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Company or the senior management thereof, and (~~14~~18) Indebtedness permitted by Section 4.03(b)(vi) or to the extent such Indebtedness is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person, Section 4.03(b)(xii); PROVIDED, HOWEVER, that the transactions contemplated in clauses (11) through (14), above, shall not be permitted unless the Consent Payments shall have been made.

WERNER HOLDING CO. (DE), INC.

SOLICITATION OF CONSENTS TO INDENTURE AMENDMENTS

     In order to give a Consent, a Holder should mail, hand deliver, send by overnight courier or facsimile (confirmed by physical delivery) a properly completed and duly executed Consent Form, and any other required document, to the Tabulation Agent at its address set forth below. Any questions or requests for assistance or for additional copies of this Consent Solicitation Statement or related documents may be directed to the Information Agent at one of its telephone numbers set forth below. A Holder may also contact the Solicitation Agents at their respective telephone numbers set forth below or such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Solicitation.

     The Tabulation Agent for the Solicitation is:

THE BANK OF NEW YORK

By Overnight Courier:	By Hand:	By Registered or Certified

The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7E New York, NY 10286 Attn: Mr. Bernard Arsenec	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – Lobby Window New York, NY 10286 Attn: Mr. Bernard Arsenec	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7E New York, NY 10286 Attn: Mr. Bernard Arsenec

By Facsimile Transmission (for eligible institutions only):

(212) 298-1915
Confirm by Telephone
(212) 815-5098
The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
(800) 322-2885 (Toll Free)

The Solicitation Agents for the Solicitation are:

JPMorgan	Citigroup

270 Park Avenue New York, New York 10017 Attn: Spencer Alstodt (212) 270-1111 or Toll-Free (800) 245-8812	390 Greenwich Street New York, New York 10013 Attn: Liability Management Group Telephone (Toll-Free): (800) 558-3745